Exhibit 21

GREEN TECHNOLOGY SOLUTIONS, INC.

LIST OF SUBSIDIARIES

Global Cell Buyers (a Wyoming corporation)

GTSO Resources LLC (a Texas limited liability company)

GTSO Urban Mining LLC (a Texas limited liability company)

Mother Parker’s Soil, LLC (a California limited liability company)